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                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed in the following manner:

Add the following paragraph to Section I entitled GENERAL DEFINITIONS.

     Maturity Date:  The last day of a GA Account Term.

     Matured Term Value:  The amount payable on a GA Account Term's
     Maturity Date.

     Nonunitized Separate Account - An account set up by Aetna under Title 38,
     Section 38a-433, of the Connecticut General Statutes, that holds assets for GA Account Terms greater than three years. There are no discrete units for this Account. The Contract Holder or Participant, as applicable, does not participate in the investment gain or loss from the assets held in the Nonunitized Separate Account. Such gain or loss is borne entirely by Aetna. These assets may be chargeable with liabilities arising out of any other business of Aetna.

Delete and replace Section 3.02 or 3.03 entitled GUARANTEED ACCUMULATION ACCOUNT (GA ACCOUNT), as applicable, in the following manner:

     The GA Account guarantees stipulated rates of interest for stated periods of time (see (a) and (c) below). Amounts withdrawn before the end of a Guaranteed Term may be subject to a Market Value Adjustment (MVA) (see (g) below).

     (a) Deposit Period - A calendar month, a calendar quarter, or any other period of time specified by Aetna during which Net Purchase Payment(s) and transfers are accepted into the GA Account for one or more Guaranteed Terms.

     (b) Guaranteed Term (Term) - The period of time for which interest rates are guaranteed on Net Purchase Payment(s) and on transfers made into a Deposit Period of the GA Account. Term(s) are offered at Aetna's discretion for various lengths of time ranging up to and including ten years.

     (c) Guaranteed Term Classifications - The grouping of Terms according to their time to maturity. The following are the Classifications:

         (1)  Short-Term: Terms of up to and including three years; or

         (2) Long-Term: Terms of greater than three years and up to and including ten years.

         During a Deposit Period, Aetna may make available one or more Term(s) within a Classification. The Contract Holder or Participant, as applicable, has the option to allocate Net Purchase Payment(s) and transfers into any or all of the available Deposit Period Term(s). If no specific direction is given, Net Purchase Payment(s) and transfers will go into available Term(s) on a pro-rata basis within the Classification(s) previously chosen by the Contract Holder or Participant, as applicable. At least one Term in the Short-Term Classification will be available each Deposit Period.

     (d) Guaranteed GA Account Interest Rates (Guaranteed Rates) - Aetna will declare all interest rate(s) applicable to a specific Term at the start of the Deposit Period for that Term. These rate(s) are guaranteed by Aetna for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GA Account. The Guaranteed Rates are annual effective yields. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of a year. No annual rate will ever be less than 4%.

         For Terms of one year or less, one Guaranteed Interest Rate is set and announced for that full Term. For other Terms, there may be two or more rates. All of these rate(s) may be set and announced prior to the Deposit Period for that Term and will not be subject to change.

     (e) Withdrawals from GA Account - Full or partial surrenders may be requested at any time from the GA Account. However, amounts withdrawn prior to the Maturity Date of a Term to satisfy a surrender request may be subject to an MVA (see (g) below).

         Full and partial surrenders are satisfied by withdrawing amounts from each of the Fund(s), the Fixed Account, the GA Account Short-Term Classification and the GA Account Long-Term Classification on a pro-rata basis. However, the Contract Holder or Participant, as applicable, may specify a particular order in which investment options will be liquidated in order to satisfy a partial surrender request.

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         For purposes of withdrawals, Terms within the GA Account Short-Term and
         Long-Term Classifications are considered as two separate investment options. Any withdrawal which is a surrender will be subject to the Maintenance Fee and Surrender Fee as appropriate. Also, amounts will be removed within a GA Account Classification starting with the Term still in effect with the oldest Deposit Period.

         Amounts may be transferred at any time subject to Contract specifications (see 3.10, 3.11, or 3.12 below). Amounts transferred prior to the Maturity Date of a Term are subject to an MVA (see (g) below). Amount(s) will be removed within the elected Classification starting with the Term still in effect with the oldest Deposit Period.

         During the Deposit Period and the 90 days following the close of the Deposit Period, any amounts applied to the GA Account during that Deposit Period may not be withdrawn unless due to:

         (1) A full or partial surrender;
         (2) A payment for an Annuity Option; or
         (3) The Sum Payable at Death provision.

     (f) Maturity Date/ Reinvestment - For all GA Account Term(s) existing as of the effective date of this endorsement in addition to GA Account Term(s) announced subsequent to that date, the Contract Holder or Participant, as applicable, will be mailed a notice at least 18 calendar days before a Term's Maturity Date. This notice will contain the current Deposit Period's Guaranteed Rate(s), Term(s) and a projected Matured Term Value.

         The Matured Term Value may be surrendered or transferred on the Term(s) Maturity Date without an MVA. If no specific direction is given by the Contract Holder or Participant, as applicable, prior to the Maturity Date, each Matured Term Value will be reinvested in a Term of the same duration. In the event that a Term of the same duration is unavailable, each Matured Term Value will automatically be reinvested in the next shortest Term available in the same Classification during the then-current Deposit Period. If however, only one Term is available within the Classification, then the Matured Term Value will automatically be reinvested in that Term. Within two business days after the Maturity Date, the Contract Holder or Participant, as applicable, will be mailed a confirmation statement. This notice will state the Terms and Guaranteed Rates which will apply to the reinvested Matured Term Value.

         During the calendar month following the Term's Maturity Date, one exception is allowed to the 90 day transfer restriction and MVA under
         (e) and (g). This exception is applicable to each Matured Term Value plus any interest accrued thereon, provided no part of the Matured Term Value was transferred on the Maturity Date.

         During this calendar month period, the Contract Holder or Participant, as applicable, may notify Aetna's Home Office to transfer or surrender all or part of the Matured Term Value plus any interest accrued thereon from the GA Account without an MVA. This provision only applies to the first such request received from the Contract Holder or Participant, as applicable, during this period for any Matured Term Value. The Matured Term Value plus any interest accrued thereon may be transferred upon such request without an MVA to:

         (1) Any other Term(s) of the GA Account available in the then-current Deposit Period; or
         (2) Any other allowable Fund(s).

         If no such notification is given, the Matured Term Value will remain subject to the terms and conditions of the new Term. All surrender and transfer requests will be processed as of the date they are received in good order at Aetna's Home Office.

         If the Contract is issued under a Tax Deferred Annuity Plan (see Specifications page) the above notice will be sent to the Participant(s).

     (g) Market Value Adjustment (MVA) - There will be a MVA for a withdrawal from the GA Account before the end of a Term when the withdrawal is due to:

         (1) A transfer;
         (2) A full or partial surrender; or
         (3) A payment for Annuity Option 2.

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         The market value adjusted amount will be equal to the amount withdrawn multiplied by the following ratio:

         x
         365
         (1 + i)
         x
         365
         (1 +j)

         Where:  i is the Deposit Yield
                 j is the Current Yield
                 x is the number of days remaining, (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

         The Deposit Period Yield will be determined as follows:

         (1) At the close of the last business day of each week of the Deposit Period, a yield will be computed as the average of the yields on that day of U.S. Treasury Notes which mature in the last three months of the Guaranteed Term.

         (2) The Deposit Period Yield is the average of those yields for the Deposit Period. If the withdrawal is made prior to the close of the Deposit Period, it is the average of those yields on each week preceding the withdrawal.

         The Current yield is the average of the yields on the last business day of the week preceding withdrawal on the same U.S. Treasury Notes included in the Deposit Period Yield.

         In the event that no U.S. Treasury Notes which mature in the last three months of the Guaranteed Term exist, Aetna reserves the right to use the U.S. Treasury Notes that mature in a following quarter.

         Full and partial surrenders as well as transfers made within six months of the date of death of the Participant under the Sum Payable at Death provision will be the greater of:

         (1) The aggregate MVA amount which is the sum of all market value adjusted amounts calculated due to a withdrawal of amounts (for surrender or transfer) from Term(s) prior to the end of those Term(s). The aggregate MVA may be either positive or negative; or

        (2)  The applicable portion of the Current Value in the GA Account.

         After the six month period, the surrender or transfer will be the aggregate MVA amount (i.e. including all MVAs).

         The greater of the aggregate MVA amount or the applicable portion of the Current Value in the GA Account is applied to amounts withdrawn from the GA Account for payments under Annuity Options 3 or 4.

         Aetna may make any change to Section 3.02 or 3.03 with 30 days advance written notice to the Contract Holder or Participant, as applicable. Any such change shall become effective for Purchase Payment(s), transfers or reinvestments made to any new Term by any present or future Participant.

         A detailed description of the Market Value Adjustment has been filed with the New York Insurance Department Superintendent in compliance with Section 4223 (a)(1)(C) of the New York Insurance Law.

     (h) Deposits to the GA Account - All amounts in the GA Account under the Short-Term Classification are made to the General Account.

         All amounts in the GA Account under the Long-Term Classifications are made to a Nonunitized Separate Account.

         For Terms under both the Short-Term and Long-Term Classifications, Aetna guarantees stipulated interest rates to be credited to the GA Account. All assets of Aetna including amounts made to the GA Account are available to meet the guarantees under the GA Account.

         Delete and replace Section 3.10, 3.11 or 3.12 entitled TRANSFER OF CURRENT VALUE FROM THE FUND(S), as applicable, in the following manner:

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         Before an Annuity Option is elected, all or any portion of the Current
         Value may be transferred from any Fund(s) and/or GA Account to:

         (1)  Any other allowable Fund;
         (2)  The Fixed Account; or
         (3)  Terms of the GA Account available in the then-current Deposit
              Period.

         Amounts in a specific GA Account Term cannot be transferred to the Deposit Period of another Term within the same Classification except at the Term's maturity (see 3.02(f) or 3.03(f), as applicable).

         Amounts applied to Classifications of the GA Account may not be transferred to the Fund(s) and/or to the Fixed Account during the Deposit Period or for 90 days after the close of the Deposit Period.

         Transfers from Term(s) of the GA Account are subject to the Withdrawal and MVA provisions (see 3.02(e) and (g) or 3.03(e) and (g), as applicable).

         Twelve Transfers of the Current Value can be made during a calendar year period. The Transfer of any portion of the GA Account value at the Maturity Date of a Term is not counted for this purpose. Aetna may allow additional transfers, but each may be subject to a fee of up to $10.0

         Add the following statement to Section 3.14 or Section 3.15, as applicable, entitled SURRENDER VALUE:

         To comply with Section 4223 of New York Insurance Laws, the surrender charge will never be greater than (a) plus (b) below.

         (a) 7% of amounts surrendered from options other than the GA Account; plus
         (b) 7%, reduced (but not below zero) by one percent for each year the Contract has been inforce, of amounts surrendered from the GA Account. Aetna reserves the right to compute the surrender charge for amounts transferred into the GA Account within 90 days prior to surrender as if such amounts had not been transferred.

         Endorsed and made a part of the Contract on April 1, 1994 or the effective date of the Contract whichever is later.

         /s/  Dan Kearney

         President
         Aetna Life Insurance and Annuity Company

         EGAA-ID(XC)